Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

NeurogesX Reports First Quarter 2012 Results

Q1 2012 and Recent Highlights:

•	Engaged JSB-Partners, a global life sciences advisor, to assist the Company in executing its business development objectives for NGX-1998 and Qutenza®

•	FDA accepted the Company’s request for an End-of-Phase 2 meeting to discuss plans for Phase 3 development of the Company’s next generation product candidate NGX-1998

•	Realigned resources to focus on next generation, prescription-strength capsaicin product candidate NGX-1998; eliminated direct promotion of Qutenza

San Mateo, Calif., (May 3, 2012) – NeurogesX, Inc. (Nasdaq: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today reported results for its first quarter ended March 31, 2012, and provided an update on recent developments.

As announced on April 11, 2012, the U.S. Food and Drug Administration (FDA) has accepted the Company’s request for an End-of-Phase 2 meeting to discuss Phase 3 clinical development of the Company’s next generation product candidate NGX-1998 as a treatment for certain neuropathic pain conditions. The Company anticipates that the End-of-Phase 2 meeting will occur in the third quarter of 2012, allowing for initiation of Phase 3 clinical development by the end of 2012.

On April 17, 2012, the Company announced that it has engaged JSB-Partners, a global life sciences advisor, to assist the Company in executing its business development objectives. These include identifying, selecting, and executing a transaction with development and commercial partners for NGX-1998 and Qutenza. The Company is seeking partnerships in the United States and other major global markets, which remain unpartnered. NeurogesX and Astellas Pharma Europe are maintaining their commercial partnership in Europe, the Middle East and Africa, under which Astellas is currently commercializing Qutenza in certain countries in that territory. Astellas has an option to license NGX-1998 for the same territory. Outside of that territory, NeurogesX retains full commercial rights to NGX-1998 and Qutenza in the U.S. and worldwide.

“We have realigned our resources to concentrate on our next generation, prescription-strength capsaicin product candidate, NGX-1998. We remain focused on the initiation of Phase 3 development for NGX-1998, and have recently engaged JSB-Partners to assist in our partnering efforts for both NGX-1998 and Qutenza. By formalizing the partnering process, we are optimistic that we can arrive at an agreement that will enhance value for our shareholders. As a result of the restructuring we undertook in March 2012, we have successfully reduced our cash burn for the remainder of the year by approximately 30%, excluding expenses associated with the restructuring,” said Ronald Martell, President and CEO. “While we have significantly curtailed our U.S. marketing and sales activities for Qutenza, we are still providing support for those physicians and patients utilizing the treatment for postherpetic neuralgia.”

First Quarter 2012 Results

Total revenue for the first quarter ended March 31, 2012 was $3.0 million, which consisted of $2.1 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement. Operating expenses for the quarter were $10.9 million, compared to $14.3 million in the first quarter of 2011.

Cost of goods sold for the first quarter of 2012 totaled $0.7 million, which included a charge for inventory obsolescence expected as a result of the Company’s decision to stop direct promotion of Qutenza in the United States. The inventory written off consists mainly of bulk capsaicin, which the Company expects to be able to repurpose for NGX-1998 development activities. Cost of goods sold also includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing and shipping activities, and royalty obligations due to intellectual property licensors.

Research and development expenses for the first quarter of 2012 were $2.9 million, compared to $4.0 million in the first quarter of 2011. The year-over-year change reflected reduced spending associated with the Phase 2 clinical trial for NGX-1998, as the trial was completed in the fourth quarter of 2011, as well as reduced employee costs, and lower spending on pre-clinical development programs in the first quarter of 2012.

Selling, general and administrative expenses for the first quarter of 2012 were $7.3 million, down from $10.3 million in the first quarter of 2011. This decrease was related to reduced marketing activities, materials and contracted services. These amounts were partially offset by higher employee costs that included severance costs of $1.2 million related to the March 2012 restructuring.

Net loss for the first quarter of 2012 was $11.2 million, or $0.35 per share, compared to a net loss of $13.4 million, or $0.75 per share, for the first quarter of 2011.

Cash, cash equivalents and short-term investments were $27.4 million at March 31, 2012, compared to $34.3 million at December 31, 2011.

During the first quarter of 2012, the Company completed a private placement of common stock resulting in $3.0 million in gross proceeds to support its operating plan.

Conference Call Details

The Company will hold its quarterly conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss first quarter 2012 results.

To participate, please dial 1-877-407-0784 (U.S.) or 1-201-689-8560 (International). To access the live webcast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning April 26, 2012 at 7:30 p.m. ET (4:30 p.m. PT) and ending on May 10, 2012 by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International) with Conference ID Number: 393083. A replay of the webcast will also be available on the corporate website through May 31, 2012.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza is available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development. The Company anticipates that an End-of-Phase 2 meeting for NGX-1998 with the FDA will occur in the third quarter of 2012.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: the planned entry of NGX-1998 into Phase 3 development and the expected timing of entry into a Phase 3 trial; the timing of an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA); NeurogesX’ plans to enter into partnerships for development and commercialization of NGX-1998 and Qutenza; ability to repurpose bulk capsaicin for NGX-1998 development; expected amount of reduction of cash burn for the remainder of 2012; and the potential benefits of retention of JSB-Partners for business development efforts with respect to NGX-1998 and Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 development of NGX-1998; delays for the End-of-Phase 2 meeting with the FDA; difficulties or delays in obtaining additional resources for continuing operations in general and for development of NGX-1998 in particular; difficulties in obtaining new, or maintaining current, strategic partnerships for the development or commercialization of NGX-1998 and Qutenza; potential de-listing from the NASDAQ Global Market; and development by others of competitive therapies for indications that NeurogesX’ product and product candidates target. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

NeurogesX, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net product revenue	$831	$575
Collaboration revenue	2,142	2,595

Total revenues	2,973	3,170
Operating expenses:
Cost of goods sold	681	108
Research and development	2,933	3,957
Selling, general and administrative	7,263	10,282

Total operating expenses	10,877	14,347
Loss from operations	(7,904)	(11,177)
Interest income	12	27
Interest expense	(3,220)	(2,200)
Other income (expense), net	(60)	(13)

Net loss	$(11,172)	$(13,363)

Basic and diluted net loss per share	$(0.35)	$(0.75)

Shares used to compute basic and diluted net loss per share	31,779,736	17,870,347

NeurogesX, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)	Note 1
Assets
Current assets:
Cash and cash equivalents	$7,720	$9,148
Short-term investments	19,678	25,161
Trade receivables	1,154	1,166
Receivable from collaboration partner	43	502
Inventories	46	654
Prepaid expenses and other current assets	890	1,364
Restricted cash	160	160

Total current assets	29,691	38,155
Property and equipment, net	386	547
Restricted cash	252	251
Other assets	257	274

Total assets	$30,586	$39,227

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$915	$1,321
Accrued compensation	1,499	2,084
Accrued research and development	248	282
Other accrued expenses	1,619	2,245
Deferred product revenue, net	1,065	1,075
Deferred collaboration revenue	7,242	7,261
Long-term obligations—current portion	6,740	4,829

Total current liabilities	19,328	19,097
Non-current liabilities:
Deferred collaboration revenue	23,312	25,098
Other long-term liabilities	133	146
Long-term obligations	63,263	62,746

Total non-current liabilities	86,708	87,990
Commitments and contingencies
Stockholders’ deficit:
Common stock	33	30
Additional paid-in capital	241,761	238,181
Accumulated other comprehensive income	—	1
Accumulated deficit	(317,244)	(306,072)

Total stockholders’ deficit	(75,450)	(67,860)

Total liabilities and stockholders’ deficit	$30,586	$39,227

Note 1—	The balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date.